UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 19, 2023
Dream Finders Homes, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39916	85-2983036
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14701 Phillips Highway, Suite 300 Jacksonville , Florida	32256
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (904) 644-7670
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	DFH	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 19, 2023, Dream Finders Homes, Inc., a Delaware corporation (the “Company”), entered into a Second Amendment and a Third Amendment (collectively, the “Amendments”) to its Amended and Restated Credit Agreement dated as of June 2, 2022 (as amended, the “Credit Agreement”). The Credit Agreement provides for a senior unsecured revolving credit facility and is with a syndicate of lenders identified in the Credit Agreement with Bank of America, N.A. acting as administrative agent.

The Amendments, among other things, (i) provide for an increase in the aggregate commitments under the revolving credit facility from $1.075 billion to $1.240 billion, subject to a borrowing base; (ii) extend the maturity date from June 2, 2025 to July 17, 2026 for certain new and existing lenders comprising $1.085 billion of the $1.240 billion of aggregate commitments under the Credit Agreement; (iii) authorize the non-extending lenders to extend their maturity dates to July 17, 2026, with the consent of the Company; and (iv) provide the Company with the ability to incur certain additional unsecured debt.

The Amendments also increase the Company’s minimum tangible net worth covenant by increasing the dollar-based component of such covenant from $385 million to $607 million. The Credit Agreement retains an accordion feature that allows the aggregate commitments to increase up to $1.625 billion, subject to a borrowing base.

Under the Credit Agreement, loans bear interest, at the Company’s option, at (1) a “Base Rate”, which means for any day a fluctuating rate per annum equal to credit spreads of 1.50% to 2.30%, which are determined based on the Company’s Debt to Capitalization Ratio, as defined in the Credit Agreement, plus the highest of (a) the Federal Funds Rate plus 0.5%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) Term SOFR plus 1.00% and (d) 1.00%, or (2) a “Term SOFR Rate” or “Daily SOFR Rate”, which means for any day a fluctuating rate per annum equal to credit spreads of 2.50% to 3.30%, which are determined based on the Company’s Debt to Capitalization Ratio, as defined in the Credit Agreement, plus either the Daily SOFR Rate (including a SOFR adjustment of 10 basis points) or the Term SOFR Rate, which is based on one, three or six-month interest periods (including a SOFR adjustment of 10 basis points for a one-month interest period, 15 basis points for a three-month interest period and 25 basis points for a six-month interest period), as applicable. The Company may not request a borrowing of, or conversion to, a Base Rate Loan unless Daily Simple SOFR Loans and Term SOFR Rate Loans are unavailable under the Credit Agreement.

The foregoing description of the Amendments is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendments, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Number	Description
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DREAM FINDERS HOMES, INC.

	By:	/s/ Robert E. Riva

Robert E. Riva
Vice President, General Counsel and Corporate Secretary

Date: July 25, 2023